Exhibit 10.44

[HERBALIFE LETTERHEAD]

Mr. Michael O. Johnson

Chairman and Chief Executive Officer

Herbalife International of America, Inc.

1800 Century Park East

Los Angeles, CA  90067

Re: Executive Transition

Dear Michael:

This letter will confirm our discussion with respect to you, as of June 1, 2017, ceasing to serve as Chief Executive Officer of the Herbalife Ltd. (“Parent”) and Herbalife International of America, Inc. (the “Company”), but remaining as Executive Chairman of the Company and Parent. By signing below, you are acknowledging your consent to your new title and role and agreeing that the change in your title and role (and public disclosure thereof) in connection with this executive transition will not be considered “Good Reason” for purposes of your employment agreement with the Company and Parent dated as of March 27, 2008 (the “Employment Agreement”).  You will continue to serve as the Chairman and Chief Executive Officer of the Company and Parent through May 31, 2017.

By signing below, you and the Company and Parent agree that the Employment Agreement shall remain in effect until June 1, 2017, but that effective as of June 1, 2017, the Employment Agreement will be terminated and of no further force or effect, including, without limitation, those provisions in the Employment Agreement that explicitly provide for continued effectiveness beyond termination of the Employment Agreement.  This letter agreement will supercede the Employment Agreement as of June 1, 2017.  For the avoidance of doubt, from and after June 1, 2017, your employment with the Company and Parent shall be on an at-will basis and you will no longer be entitled to any severance compensation regardless of the circumstances of any termination of your employment on or after that date.

By signing below, you and the Company agree to the following, effective June 1, 2017:

1.

Title. Effective as of June 1, 2017 (the “Transition Date”), you shall no longer be the Chief Executive Officer of the Company and Parent; however, you will remain as the Executive Chairman of the Company and Parent, with all of the authority, duties and responsibilities commensurate with such position as assigned by the Board from time to time.

2.

Base Salary. Effective as of the Transition Date, the Base Salary shall be $25,000 per bi-weekly pay period (six hundred fifty thousand dollars ($650,000) on an annualized basis), paid in accordance with the Company’s normal payroll practices less applicable taxes and withholdings.

3.

Annual Bonus. Effective as of the Transition Date, your annual target bonus opportunity will equal 80% of the Base Salary and will otherwise be subject to the terms and conditions of the Company’s annual incentive plan.  For the 2017 fiscal year, the bonus criteria set for the year shall apply and you shall be entitled to an annual target bonus opportunity that reflects (i) your current role and bonus level with the Company and Parent for the portion of 2017 prior to the Transition Date and (ii) your modified role and bonus level for the portion of 2017 that occurs on and after the Transition Date, as reflected in this letter.  In the event that your employment is involuntarily terminated following the Transition Date, you will be entitled to receive a pro-rated annual bonus for the year of termination based on actual results for the full year and the number of days you were employed during such year.

4.	Long-Term Incentives.
a.

Future Grants. You shall remain eligible to participate in the Parent’s long-term incentive plans after the Transition Date, and the size, form, timing and terms of grants shall be determined by the independent members of the Board of Directors of Parents or the Compensation Committee thereof.

b.

Outstanding Grants. All outstanding grants shall continue to vest as provided in the award agreements.  In addition, to the extent definitions in your outstanding grants refer to the Employment Agreement, solely for purposes of your currently-outstanding awards, those definitions shall continue to control (as modified to take into account your new position) after the Transition Date.

5.

Medical Benefits.  You will be entitled to participate in the Company’s health and welfare plans made available generally to employees of the Company from time to time after the Transition Date for so long as you remain eligible in accordance with the terms and condition thereof.  Such participation will in all events be subject to the terms and conditions of the applicable plans as in effect from time to time.  If, prior to you and your current spouse both reaching 65, you cease to be eligible to participate in the Company’s medical benefit plays, you  and your current spouse will be entitled to continue participation in such plans through COBRA until age 65 and the Company will pay your and your current spouse’s premiums for such continued coverage for you and your current spouse and your covered family members, which amounts shall be reported as taxable income to you.

6.	Excise Taxes. From and after the Transition Date, you shall no longer be entitled to any excise tax gross-up or other tax gross-up in connection with amounts that are or may become payable to you.

7.	Indemnification. From and after the Transition Date, the indemnification provisions in the Employment Agreement shall continue to apply with respect to acts and events occurring before June 1, 2017.
8.	Covenants. You and the Company agree that from and after June 1, 2017, you shall be bound by the covenants set forth in Appendix A hereto.
9.

Governing Law. This letter agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of California without regard to the conflicts of law principles thereof.

10.

Entire Agreement. The terms of this letter agreement are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and this letter agreement supersedes (and may not be contradicted by, modified or supplemented by) any prior or contemporaneous agreement, written or oral, with respect thereto.  The parties further intend that this letter agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this letter agreement.

11.

Severability of Provisions. In the event that any provision of this letter agreement should ever be adjudicated by a court of competent jurisdiction to be unenforceable, then such provision shall be deemed reformed to the maximum extent permitted by applicable law, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision of this letter agreement.

[signature page follows]

You and the Company agree that none of the above provisions shall modify your status as an at-will employee of the Company and that from and after June 1, 2017, you and the Company may terminate your employment at any time for any reason without payment of severance pay or any additional consideration; provided that the Company agrees to give you 60 days’ notice of termination of employment after June 1, 2017. If you agree that the foregoing sets forth our full understanding regarding the executive transition described herein, please evidence your agreement and acceptance by counter-signing two copies of this letter where indicated below, returning one executed copy to me.

HERBALIFE INTERNATIONAL OF AMERICA, INC.

By:	/s/ Mark J. Friedman
Name:	Mark J. Friedman
Title:	General Counsel, Corporate Secretary

AGREED AND ACCEPTED:

/s/ Michael O. Johnson
Michael O. Johnson
Date: November 1, 2016

Appendix A

Executive Covenants

Confidential and Proprietary Information

You and the Company agree and acknowledge that during the course of your employment, you will be given and will have access to and be exposed to trade secrets and confidential information in written, oral, electronic and other forms regarding the Company and its affiliates (which includes but is not limited to all of its business units, divisions and affiliates) and their business, equipment, products and employees, including, without limitation: the identities of the Company’s and its affiliates’ distributors and customers and potential distributors and customers (hereinafter referred to collectively as “Distributors”), including, without limitation, the identity of Distributors that you cultivate or maintain while providing services at the Company or any of its affiliates using the Company’s or any of its affiliates’ products, name and infrastructure, and the identities of contact persons with respect to those Distributors; the particular preferences, likes, dislikes and needs of those Distributors and contact persons with respect to product types, pricing, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques; the Company’s and its affiliates’ business methods, practices, strategies, forecasts, pricing, and marketing techniques; the identities of the Company’s and its affiliates’ licensors, vendors and other suppliers and the identities of the Company’s and its affiliates’ contact persons at such licensors, vendors and other suppliers; the identities of the Company’s and its affiliates’ key sales representatives and personnel and other employees; advertising and sales materials; research, computer software and related materials; and other facts and financial and other business information concerning or relating to the Company or any of its affiliates and their business, operations, financial condition, results of operations and prospects.  You expressly agree to use such trade secrets and confidential information only for purposes of carrying out your duties for the Company and its affiliates as you deems appropriate in your good faith judgment, and not for any other purpose, including, without limitation, not in any way or for any purpose that could reasonably be foreseen to be detrimental to the Company or any of its affiliates; provided, you shall be permitted to disclose such trade secrets and confidential information to third parties in the course of performing your duties for the Company and its affiliates as you deems appropriate in your good faith judgment.  You shall not at any time, either during the course of your employment hereunder or after the termination of such employment, use for himself or others, directly or indirectly, any such trade secrets or confidential information, and, except as required by law or as permitted hereunder, you shall not disclose such trade secrets or confidential information, directly or indirectly, to any other person or entity.  Trade secret and confidential information hereunder shall not include any information which (i) is already in or subsequently enters the public domain, other than as a result of any unauthorized direct or indirect disclosure by you, (ii) becomes available to you on a non-confidential basis from a source other than the Company or any of its affiliates, provided that you have no knowledge that such source is subject to a confidentiality agreement or other obligation of secrecy or confidentiality (whether pursuant to a contract, legal or fiduciary obligation or duty or otherwise) to the Company or any of its affiliates or any other person or entity or (iii) is approved for release by the board of directors of the Company or any of its affiliates or which the board of directors of the Company or any of its affiliates makes available or authorizes you to make available to third parties without an obligation of confidentiality.  Nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or governmental entity, or making other disclosures that are protected under federal law or regulation; provided, that, in each case such communications and disclosures are consistent with applicable law.  Notwithstanding the foregoing, under no circumstance are you authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without prior written consent of the Company’s General Counsel.

All physical property and all notes, memoranda, files, records, writings, documents and other materials of any and every nature, written or electronic, which you shall prepare or receive in the course of your employment with the Company and which relate to or are useful in any manner to the business now or hereafter conducted by the Company or any of its affiliates are and shall remain the sole and exclusive property of the Company and its affiliates, as applicable.  You shall not remove from the Company’s premises any such physical property, the original or any reproduction of any such materials nor the information contained therein except for the purposes of carrying out your duties to the Company or any of its affiliates and all such property (except for any items of personal property not owned by the Company or any of its affiliates), materials and information in your possession or under your custody or control upon the termination of your employment (other than such materials received by you solely in your capacity as a shareholder) or at any other time upon request by the Company shall be immediately turned over to the Company and its affiliates, as applicable.

All inventions, improvements, trade secrets, reports, manuals, computer programs, tapes and other ideas and materials developed or invented by you during the period of your employment, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company or any of its affiliates which result from or are suggested by any work you may do for the Company or any of its affiliates or which result from use of the Company’s or any of its affiliates’ premises or property (collectively, the “Developments”) shall be the sole and exclusive property of the Company and its affiliates, as applicable.  You assign and transfer to the Company your entire right and interest in any such Development, and you shall execute and deliver any and all documents and shall do and perform any and all other acts and things necessary or desirable in connection therewith that the Company or any of its affiliates may reasonably request, it being agreed that the preparation of any such documents shall be at the Company’s expense.  Nothing in this paragraph applies to an invention which qualifies fully under the provisions of California Labor Code Section 2870.

Following the termination of your employment, you will reasonably cooperate with the Company (at the Company’s expense, if you reasonably incur any out-of-pocket costs with respect thereto, including, but not limited to, lost salary or the value of vacation benefits used in connection therewith), and the Company will reasonably cooperate with you (as determined by the Board in its sole discretion), in any defense of any legal, administrative or other action in which the Company or any of its affiliates or any of their distributors or other business relations are a party or are otherwise involved, so long as any such matter was related to your duties and activities conducted on behalf of the Company or its Subsidiaries.

The provisions of this Appendix A shall survive any termination of your employment with the Company.

Non-Solicitation

You acknowledge that in the course of your employment for the Company you will become familiar with the Company’s and its affiliates’ trade secrets and other confidential information concerning the Company and its affiliates.  Accordingly, you agree that, during your employment (the “Nonsolicitation Period”), you will not, other than in connection with the good faith performance of your duties to the Company, directly or indirectly through another entity (i) induce or attempt to induce any employee or Distributor of the Company or any of its affiliates to leave the employment of, or cease to maintain its distributor relationship with, the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate and any employee or Distributor thereof, (ii) hire any person who was an employee of the Company or any of its affiliates at any time during the Nonsolicitation Period unless such person’s employment was terminated by the Company or such affiliate or enter into a distributor relationship with any person or entity who was a Distributor of the Company or any of its affiliates at any time during the Nonsolicitation Period, (iii) induce or attempt to induce any Distributor, supplier, licensor, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between such Distributor, supplier, licensor, licensee or business relation and the Company or any of its affiliates or (iv) use any trade secrets or other confidential information of the Company or any of its affiliates to directly or indirectly participate in any means or manner in any business which is a direct competitor of the Company.  In addition, during the Nonsolicitation Period, you will not, in any capacity, other than in connection with the good faith performance of your duties to the Company, either directly or indirectly, induce, encourage, or assist any other individual or entity directly or indirectly, to: (A) solicit or encourage any customer of the Company to terminate or diminish its relationship with the Company; (B) seek to persuade any customer (or any individual or entity who was a customer of the Company within the 12 months prior to the date such solicitation or encouragement commences or occurs, as the case may be) or prospective customer of the Company to conduct with anyone else any business or activity that such customer or prospective customer conducts or could conduct with the Company; or (C) attempt to divert, divert, or otherwise usurp any actual or potential business opportunity or transaction that you learned about during your employment with the Company.  For purposes of this paragraph, “in any capacity” includes, but is not limited to, as an employee, independent contractor, volunteer, or owner.

Injunctive Relief

You and the Company (a) intend that the provisions of this Appendix A be and become valid and enforceable, (b) acknowledge and agree that the provisions of this Appendix A are reasonable and necessary to protect the legitimate interests of the business of the Company and its affiliates and (c) agree that any violation of this Appendix A might result in irreparable injury to the Company and its affiliates, the exact amount of which would be difficult to ascertain and the remedies at law for which may not be reasonable or adequate compensation to the Company and its affiliates for such a violation.  Accordingly, you agree that if you violates or threatens to violate the provisions of this Appendix A, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to seek specific performance and injunctive relief, and without the necessity of proving actual damages.  If, at the time of enforcement of this Appendix A, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

Company Policies

While employed by the Company and/or serving as a member of the Board, you agree to be bound by and comply with the terms of all Company policies applicable generally to employees and/or executive officers and/or directors of the Company and to compensation and benefits paid or made available to employees and/or executive officers of the Company.  Without limiting the generality of the forgoing, you agree that you are bound by and will comply with the terms of any clawback or compensation recovery adopted by the Board and applicable by its terms to executive officers of the Company generally.